UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2008

______________

THE BANKER’S STORE, INC.

 (Exact name of registrant as specified in its charter)

______________

New York	22-3755756
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

1535 Memphis Junction Road,  Bowling Green, KY 42101

(Address of Principal Executive Office) (Zip Code)

(270) 781-8453

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)

On May 14, 2008, The Banker’s Store, Inc. held a board meeting to increase the size of its Board of Directors (“Board”) and to appoint four new directors.

Effective May 14, 2008, The Banker’s Store, Inc. increased its size from four to eight members by appointing Mr. Duane D. Hayden, Mrs. Joan C. Jolitz, Mr. Dan B. Pratte, and Mrs. Diane Uryasz to serve on its Board.   There are no arrangements or understandings between the additional board members and any other persons pursuant to which the new board members were selected as directors.

Mr. Hayden , 40, is the Technical Services Manager with the Company and has been with the Company since 1998. Since his time at the Company he has implemented the inventory system, developed the ATM department, and has  acquired exclusive dealerships in equipment and solutions to increase the scope of the Company’s products.  Mrs. Jolitz, 63, is the CEO and President of Chesscom Consultants, Inc..  Mr. Pratte, 54, is the CEO and President of Terminus Energy, Inc. and former Chairman and CEO of PrimeGen Power, Inc.  Mrs. Uryasz is the CEO and President of ASZ Financial, LLC.

(b)

 On May 14, 2008, Paul D. Clark resigned as Chairman and Director of The Banker’s Store, Inc. (the Company) effective May 19, 2008 as announced in a resignation letter attached as Exhibit 99.1 to this Current Report.   Mr. Clark has been a director of the company since 1998 and has been in the banking equipment business since 1977.

(c)

On May 14, 2008, Roberta W. Clark resigned as Director of The Banker’s Store, Inc. (the Company) effective May 19, 2008 as announced in a resignation letter attached as Exhibit 99.2 to this Current Report.   Mrs. Clark has been a director of the company since 1998 and is married to Paul D. Clark.

Item 9.01	Financial Statements and Exhibits.
99.1	Resignation letter, Paul D. Clark, dated May 14, 2008
99.2	Resignation letter, Roberta W. Clark, dated May 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BANKER’S STORE, INC.

By:	/s/ Vincent Buckman
Vincent Buckman President and Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

Date:  May 19, 2008

EXHIBITS

Exhibit No.	Description
99.1	Resignation letter, Paul D. Clark, dated May 14, 2008
99.2	Resignation letter, Roberta W. Clark, dated May 14, 2008

4